Exhibit 99.1

Rohm and Haas Company Announces Restructuring Initiatives, Primarily in
Europe; Updates Fourth Quarter 2005 Guidance

•	Cost saving initiatives expected to yield approximately $35 million in annual pre-tax savings; to be completed within 12-18 months.

•	Restructuring charges expected to be approximately $65 million, with cash charges of $30 million.

•	Closure or partial shutdown of 5 manufacturing facilities and a research and development site.

•	Elimination of approximately 400 positions, primarily in Europe.

•	Fourth Quarter 2005 earnings expected to be $0.45 to $0.50 per share, including restructuring charges of approximately $0.20 per share.

Philadelphia, PA, December 12, 2005 - Rohm and Haas Company (NYSE:ROH) today announced restructuring initiatives to further improve the efficiency of its manufacturing network in Europe across several chemical businesses. In addition, the Electronic Materials business also announced restructuring of its manufacturing, research and development and sales and marketing organizations in Europe and North America, primarily associated with its Circuit Board Technologies business. The combined restructuring initiatives involve the closing or partial shutdown of manufacturing facilities in the United Kingdom and Germany, and include the elimination of approximately 400 positions from the company’s global workforce.

“The manufacturing realignments within several of our chemical businesses reflect the lower demand in many of their European markets, as well as the need to improve operating efficiencies and reduce excess capacity in the region,” said Pierre Brondeau, Vice President and Group Business Executive, Electronic Materials, and European Regional Director. “The Electronic Materials realignment reflects the continued migration of some of its markets, particularly the printed circuit board market, from Europe and North America to Asia-Pacific. We are committed to maximizing the growth opportunities we see in all our key markets throughout Europe, while aligning our operations to be closer to the customer base and increasing operating efficiencies.”

As a result of the restructurings, which will be completed within 12 to 18 months, the company expects total pre-tax charges for the fourth quarter 2005 to be approximately $65 million, resulting in a fourth quarter 2005 restructuring charge of approximately $0.20 per share. The cost savings initiatives are expected to yield pre-tax savings of approximately $35 million annually. The restructuring charges include pre-tax asset impairment charges of approximately $35 million, and cash charges related to termination benefits and other expenses of approximately $30 million. The initiatives are expected to generate future pre-tax cash charges of approximately $10 million to close the facilities.

The company also updated its fourth quarter 2005 guidance, noting that stronger demand in higher margin businesses is contributing much improved earnings over the previous year. Fourth quarter 2005 earnings are expected to range between $0.45 and $0.50 per share, including the $0.20 per share in restructuring charges announced today and not included in prior guidance, and also assumes normal ice-control sales and no abrupt inventory corrections among the company’s customers.

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 1, 2005.

About Rohm and Haas Company
Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company had annual sales of approximately $7.3 billion in 2004 with operations in 27 countries. Additional information about Rohm and Haas can be found at http://www.rohmhaas.com.

CONTACTS:

Investor Relations
Gary O’Brien
Director, Investor Relations
+1-215-592-3409
GOBrien@rohmhaas.com

Media Relations
Brian McPeak
Corporate Communications
Philadelphia, PA. U.S.A.
215-592-2741
BMcpeak@rohmhaas.com

Mark Long
European Communications
United Kingdom
+44 -7803-233029
MarkLong@rohmhaas.com